Exhibit 8.2

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA

T +1 212 768 6700
F +1 212 768 6800

June 14, 2023

American Oncology Network LLC 14543 Global Pkwy #110 Fort Myers, FL 33913

Re:	Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to American Oncology Network LLC, a Delaware limited liability company, (“AON”) in connection with the exchange offer with Digital Transformation Opportunities Corp., a Delaware corporation (the “Exchange Offer”).

This opinion is being delivered in connection with the registration statement on Form S-4 (as amended through the effective date thereof, the “Registration Statement”), which includes a proxy statement/prospectus/consent solicitation, filed by Digital Transformation Opportunities Corp with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof, and in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Act.

In rendering our opinion set forth below, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness both initially and continuing as of the time of the Exchange Offer, of the statements, facts, information, representations, covenants and agreements contained in originals or copies, certified or otherwise identified to our satisfaction, of the Letter of Transmittal, the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. For purposes of rendering our opinion, we have assumed that such statements, facts, information, representations, covenants and agreements are, and will continue to be up to and including the time of the Exchange Offer, accurate and complete without regard to any qualification as to knowledge. Our opinion assumes and is expressly conditioned on, among other things, the initial and continuing accuracy and completeness up to and including the time of the Exchange Offer of the statements, facts, information, representations, covenants and agreements set forth in the documents referred to above.

In our examination, we have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents and all documents submitted to us as certified or photostatic copies, (v) the authenticity of the originals of such documents, (vi) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (vii) the enforceability (as limited by bankruptcy and other insolvency laws) and, with respect thereto and to any other matter herein to which relevant, any necessary entity power and authority, authorization, execution, authentication, payment and delivery of, under and with respect to all documents to which this opinion letter relates, (viii) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates in a manner that affects the correctness of any opinion expressed below, and (ix) that there has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence in connection with any document. We also have assumed that any transactions related to the Exchange Offer will be consummated in accordance with the terms and conditions of the Exchange Offer and as described in the Registration Statement, that none of the terms or conditions therein will have been waived or modified in any respect prior to the time of the Exchange Offer. Each assumption herein is made and relied upon with your permission and without independent investigation.

Dentons US LLP 1221 Avenue of the Americas New York, NY 10020-1089 USA
T +1 212 768 6700
F +1 212 768 6800

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service (the “IRS”) and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial authorities, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the IRS or, if challenged, by a court.

Based solely upon and subject to the foregoing, and subject to the limitations, assumptions and caveats set forth herein, we are of the opinion that under current U.S. federal income tax law, and insofar as they purport to describe provisions of U.S. federal income tax law and as limited therein, the statements set forth under the heading “General Terms of the Exchange Offer and Consent Solicitation — Material U.S. Federal Income Tax Consequences of Exchange Offer” in the Registration Statement accurately describe the material U.S. federal income tax consequences of the exchange described therein.

Except as expressly set forth above, we express no other opinion, including to any party as to any tax consequences, whether U.S. federal, state, local or non-U.S., of the Exchange Offer or of any transaction related to or contemplated by the Exchange Offer. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to our firm name therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments or factual matters arising subsequent to the date hereof or the impact of any information, document, certificate, record, statement, representation, covenant or assumption relied upon herein that becomes incorrect or untrue.

Very truly yours,

/s/ DENTONS US LLP